Exhibit 99.1

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses incurred by Synovus Financial Corp. (the “Company”) in connection with its issuance and sale of 59,870,550 shares of its common stock, $1.00 par value per share, are set forth in the following table:

Securities and Exchange Commission Registration Fee	$25,234
Legal Fees and Expenses	400,000
Accounting Fees and Expenses	288,000
Printing and Engraving Expenses	12,604
NYSE listing fee	113,754
Other	260,408

Total	$1,100,000